EXHIBIT 11


                       NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARY
                            COMPUTATION OF NET LOSS PER SHARE



                                                      Years ended June 30,
                                                      --------------------
                                                     2000             1999
                                                     ----             ----


Net loss                                        $(3,743,305)      (3,139,439)

Dividends on Series A and B preferred stock             -         (  160,633)
                                                  ---------        ---------

Net loss applicable to common shareholders      $(3,743,305)      (3,300,072)
                                                  =========        =========

Weighted average number of common shares
  outstanding                                    32,709,638       14,457,613

Common equivalent shares representing
  shares issuable upon exercise of
  outstanding options and warrants                      -                -
                                                 ----------       ----------
                                                 32,709,638       14,457,613
                                                 ==========       ==========

Basic and diluted loss per share applicable
  to common shareholders                        $(      .11)      (      .23)
                                                  =========        =========

Stock options and warrants are not considered in the calculation as the impact of the potential common shares (16,154,500 shares at June 30, 2000 and 5,345,000 shares at June 30, 1999) would be too decrease loss per share.
